Advantage Solutions exceeded 2023 financial guidance with solid fourth-quarter performance and expects continued growth in 2024

•
2023 consolidated revenues were $4.2 billion, a year-over-year increase of 4.3%, and operating income was $76.2 million. Excluding foreign exchange, acquisitions and divestitures, revenues increased 6.8%, and Adjusted EBITDA declined 1.7% to $424.3 million but finished ahead of previous guidance.
•
Solid performance in the fourth quarter resulted in operating income of $46.2 million and a 2% year-over-year increase in Adjusted EBITDA, which increased by 4.4% excluding foreign exchange, acquisitions and divestitures. Margin increased 40 basis points to 10.6%.
•
Management continued to execute its transformation plan, including the deconsolidation of its European joint venture, the divestiture of its foodservice businesses, and collaborations with Genpact and TCS to outsource certain administrative functions.
•
Disciplined capital allocation with debt and share repurchases of $168.2 million and $6.4 million, respectively in 2023.
•
Management announced 2024 guidance with expectations for low single-digit growth in consolidated revenues and Adjusted EBITDA.

IRVINE, Calif., February 29, 2024 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “company,” “we” or “our”), a leading provider of sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its fourth quarter and fiscal full year ended December 31, 2023. The results continue to reflect a trendline of improving financial performance and progress executing its transformation strategy.

“Our ongoing efforts to strengthen our culture, simplify our operations, improve our financial discipline and enhance our processes as a unified company resulted in a solid fourth-quarter performance,” said Advantage Solutions CEO Dave Peacock. “I am incredibly proud of our team’s success as we delivered full-year revenue growth and Adjusted EBITDA results ahead of expectations. We are committed to continuing to evolve our position in the marketplace and deliver long-term, profitable growth by enhancing our service level with clients and customers.”

The company also continues to evaluate its service offerings, consistent with its stated strategy, to ensure more focus on its mission of converting shoppers into buyers for consumer goods companies and retailers. To that end, Advantage Solutions completed additional actions to advance its transformation. Those include:

•
Divesture of foodservice businesses: The company divested its foodservice businesses, most notably Waypoint, to Prospect Hill Growth Partners LP on Jan. 31, 2024. As part of the sale, the foodservice businesses were combined with KeyImpact Sales & Systems Inc. to form Acxion Foodservice. The resulting firm creates an innovative go-to-market model to offer clients next-generation services powered by analytics. Advantage received total proceeds of approximately $100 million in mostly cash and an ongoing 7.5% stake in the combined entity.

•
Deconsolidation of the European joint venture: Advantage Solutions reduced its stake in Advantage Smollan Limited, a joint venture with the Smollan Group in Europe, from a majority stake under 60% to a minority position of 49.6% in exchange for cash and other considerations. The transaction restructures the European operation by reducing back-office complexities and expenses and simplifies the company’s overall financial reporting.

•
Administrative and technology agreements: Advantage Solutions entered into an agreement with Genpact to build an innovative, proprietary digital solution designed to streamline and automate processes behind Advantage BPO and administrative services. Additionally, the company announced a collaboration with Tata Consultancy Services to provide certain IT services.

“We believe the path to unlock Advantage Solutions’ potential lies in our core capabilities,” Peacock said. “The actions we have taken to date and potential future actions under consideration are designed to make us more nimble, insights-driven, and efficient to provide unmatched service to our clients and customers.”

In 2023, the company reduced the face value of its debt by $168.2 million in voluntary open-market repurchases of its term loan and senior secured notes while executing $6.4 million in share repurchases. Advantage’s capital allocation philosophy focuses on maximizing returns for equity holders, including deleveraging its balance sheet and investing behind core business offerings to fuel future growth.

“We believe having a healthy balance sheet and a sound infrastructure are crucial to providing clients and customers with best-in-class service,” Peacock said. “Advantage is committed to quickly implementing the right plans to generate more cash to invest in the business and position the company for long-term success.”

Fiscal Year 2023 Highlights Compared to 2022

Revenues

	Year Ended December 31,		Change
	2023	2022	$	%
(in thousands)
Sales	$2,445,015	$2,507,017	$(62,002)	(2.5%)
Marketing	1,779,831	1,542,725	237,106	15.4%
Total Revenues	$4,224,846	$4,049,742	$175,104	4.3%

Adjusted EBITDA and Adjusted EBITDA by Segment

	Year Ended December 31,		Change
	2023	2022	$	%
(in thousands)
Sales	$265,255	$294,234	$(28,979)	(9.8%)
Marketing	159,092	141,761	17,331	12.2%
Total Adjusted EBITDA	$424,347	$435,995	$(11,648)	(2.7%)

Consolidated revenues grew 4.3% to $4.2 billion and increased 6.8% excluding the impact of foreign exchange and divestitures (including the deconsolidation of the European joint venture). Revenue growth in the marketing segment was driven primarily by the continued recovery of in-store sampling and demonstration services and pricing realization. The decline in the sales segment was driven by completed divestitures and an intentional client exit in late 2022, partially offset by price and volume realization.

Operating income was $76.2 million, an increase of $1.5 billion due to a non-cash goodwill impairment and intangible asset impairment charge in the fourth quarter of 2022. Inflationary cost pressures related to wage and incentive compensation and internal reorganization activities negatively impacted operating income in 2023 but were largely in line with expectations. The Company recorded a non-cash intangible asset impairment expense and a non-cash gain on the deconsolidation of subsidiaries related to the European deconsolidation in the fourth quarter of 2023.

Adjusted EBITDA declined 2.7% to $424.3 million. Price increases and increased in-store sampling and demonstration activity drove improved performance in the marketing segment. This was offset by a decline in revenues in the sales segment, inflationary cost pressure, incentive compensation, and higher technology expenses.

Net loss was $60.3 million compared with net loss of $1.4 billion in 2022 due to the one-time impairment charges. Net loss in the current period was also impacted by an unfavorable interest expense due to higher interest rates, partially offset by lower debt balances.

Fourth Quarter 2023 Highlights Compared to Fourth Quarter 2022

Revenues

	Three Months Ended December 31,		Change
	2023	2022	$	%
(in thousands)	(unaudited)	(unaudited)
Sales	$603,297	$664,670	$(61,373)	(9.2%)
Marketing	476,452	438,093	38,359	8.8%
Total Revenues	$1,079,749	$1,102,763	$(23,014)	(2.1%)

Adjusted EBITDA and Adjusted EBITDA by Segment

	Three Months Ended December 31,		Change
	2023	2022	$	%
(in thousands)	(unaudited)	(unaudited)
Sales	$68,811	$78,076	$(9,265)	(11.9%)
Marketing	46,105	34,590	11,515	33.3%
Total Adjusted EBITDA	$114,916	$112,666	$2,250	2.0%

Consolidated revenues declined 2.1% to $1.1 billion and increased 3.4%, excluding the impact of foreign exchange, acquisitions and divestitures. The drivers of top-line performance were similar to what drove the full-year results.

Operating income in the quarter was $46.2 million, an increase of $1.6 billion due to a non-cash goodwill impairment and intangible asset impairment charge in the prior year period. Price actions in the quarter helped to mostly offset inflationary cost pressures related to wages and benefits. Additional costs related to various internal reorganization activities were recognized in the quarter. The Company recorded a non-cash intangible asset impairment charge and a gain on deconsolidation of subsidiaries related to the European deconsolidation in the current period.

The continuing trend for improved performance led to an Adjusted EBITDA of $114.9 million, which resulted in modest year-over-year growth and margin expansion.

Net income was $17.8 million compared with a net loss of $1.4 billion in the prior year, which was impacted by the one-time impairment charges. Net income in the current period was consistent with expectations for operating performance and the net effects of the current interest rate environment and reduction in debt balances.

Balance Sheet Highlights

As of December 31, 2023, the company’s cash and cash equivalents were $126.5 million, including the reduction in cash from the deconsolidation of the European joint venture and the use of cash for debt and share repurchases in the fourth quarter. Total Debt was $1,897.5 million, and Net Debt was $1,771.0 million. The debt capitalization consists primarily of the $1,149.1 million First Lien Term Loan and $743.0 million of senior secured notes.

During the quarter, Advantage voluntarily repurchased approximately $25.0 million of its First Lien Term Loan and approximately $32.0 million of its senior secured notes at attractive discounts, resulting in a net leverage ratio of approximately 4.2x Adjusted EBITDA as of December 31, 2023, compared to 4.5x at the end of 2022. Approximately 89% of the company’s debt is hedged or at a fixed interest rate.

Fiscal Year 2024 Outlook

In light of growing business momentum and improving market dynamics, management expects 2024 revenue and Adjusted EBITDA growth in the range of low single digits, excluding the in-year impact of the completed divestitures on the 2023 results. The company plans to execute additional simplification objectives in 2024, including activities related to improving operating efficiencies and investments behind the business from a talent and technology perspective. As a result, capital expenditures are expected to be $90 million to $110 million with a tapering in the spending planned for 2025 and a return to historical spending levels in 2026. The company also establishes a long-term net leverage target below 3.5x LTM Adjusted EBITDA. Additional guidance metrics can be found in the company’s supplemental earnings presentation.

Conference Call Details

Advantage will host a conference call at 8:30 am ET on February 29, 2024 to discuss its fourth quarter and full year 2023 financial performance and business outlook. To participate, please dial 877-407-4018 within the United States or +1-201-689-8471 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 13742873. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A replay of the conference call will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 844-512-2921 within the United States or +1-412-317-6671 outside the United States. The replay ID is 13742873.

About Advantage Solutions

Advantage Solutions is a leading provider of outsourced sales and marketing solutions uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia, Latin America and Europe through which the company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Included with this press release are the company’s consolidated and condensed financial statements as of and for the three and twelve months ended December 31, 2023. These financial statements should be read in conjunction with the information contained in the company’s Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission on or about March 1, 2024.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and other future potential pandemics or health epidemics; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K to be filed by the company with the Securities and Exchange Commission (the “SEC”) on or about March 1, 2024, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA by Segment and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA, Adjusted EBITDA by Segment and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA and Adjusted EBITDA by Segment mean net (loss) income before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) gain on deconsolidation of subsidiaries, (vii) loss on divestitures, (viii) equity-based compensation of Karman Topco L.P., (ix) changes in fair value of warrant liability, (x) stock based compensation expense, (xi) fair value adjustments of contingent consideration related to acquisitions, (xii) acquisition and divestiture related expenses, (xiii) costs associated with COVID-19, net of benefits received, (xiv) EBITDA for economic interests in investments, (xv) reorganization expenses, (xvi) litigation expenses, (xvii) recovery from and costs associated with the Take 5 Matter and (xviii) other adjustments that management believes are helpful in evaluating our operating performance.

Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the company’s financial condition and to evaluate changes to the company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2024 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Consolidated Balance Sheets

	December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$126,479	$120,715
Restricted cash	16,363	17,817
Accounts receivable, net of allowance for expected credit losses of $34,807 and $22,752, respectively	703,252	869,000
Prepaid expenses and other current assets	165,940	149,476
Total current assets	1,012,034	1,157,008
Property and equipment, net	73,910	70,898
Goodwill	855,391	887,949
Other intangible assets, net	1,580,134	1,897,503
Investments in unconsolidated affiliates	211,393	129,491
Other assets	46,461	119,522
Total assets	$3,779,323	$4,262,371
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,580	$13,991
Accounts payable	181,076	261,464
Accrued compensation and benefits	165,701	154,744
Other accrued expenses	153,015	133,173
Deferred revenues	27,925	37,329
Total current liabilities	541,297	600,701
Long-term debt, net of current portion	1,852,784	2,022,819
Deferred income tax liabilities	204,251	297,874
Warrant liability	667	953
Other long-term liabilities	76,247	110,554
Total liabilities	2,675,246	3,032,901

Redeemable noncontrolling interest	—	3,746

Equity attributable to stockholders of Advantage Solutions Inc.
Preferred stock, no par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Common stock, $0.0001 par value, 3,290,000,000 shares authorized; 322,235,261 and 319,690,300 shares issued and outstanding as of December 31, 2023 and 2022, respectively	32	32
Additional paid in capital	3,449,261	3,408,836
Accumulated deficit	(2,314,650)	(2,247,109)
Loans to Karman Topco L.P.	(6,387)	(6,363)
Accumulated other comprehensive loss	(3,945)	(18,849)
Treasury stock, at cost; 3,600,075 and 1,610,014 shares as of December 31, 2023 and 2022, respectively	(18,949)	(12,567)
Total equity attributable to stockholders of Advantage Solutions Inc.	1,105,362	1,123,980
Nonredeemable noncontrolling interest	(1,285)	101,744
Total stockholders’ equity	1,104,077	1,225,724
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$3,779,323	$4,262,371

Advantage Solutions Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in thousands, except share and per share data)	(unaudited)	(unaudited)
Revenues	$1,079,749	$1,102,763	$4,224,846	$4,049,742
Cost of revenues	915,985	956,927	3,660,464	3,493,183
Selling, general, and administrative expenses	80,854	51,863	265,091	187,504
Impairment of goodwill and indefinite-lived assets	43,500	1,572,523	43,500	1,572,523
Depreciation and amortization	54,390	59,078	224,697	233,075
Gain on deconsolidation of subsidiaries	(58,891)	—	(58,891)	—
(Gain) loss on divestitures	(1,140)	(90)	19,068	2,863
Income from unconsolidated investments	(1,141)	—	(5,273)	—
Total expenses	1,033,557	2,640,301	4,148,656	5,489,148
Operating income (loss)	46,192	(1,537,538)	76,190	(1,439,406)
Other (income) expenses:
Change in fair value of warrant liability	(873)	220	(286)	(21,236)
Interest expense, net	45,850	40,831	165,802	104,459
Total other expenses	44,977	41,051	165,516	83,223
Income (loss) before income taxes	1,215	(1,578,589)	(89,326)	(1,522,629)
(Benefit from) provision for income taxes	(16,573)	(156,860)	(29,008)	(145,337)
Net income (loss)	17,788	(1,421,729)	(60,318)	(1,377,292)
Less: net income attributable to noncontrolling interest	359	2,168	2,940	3,210
Net income (loss) attributable to stockholders of Advantage Solutions Inc.	17,429	(1,423,897)	(63,258)	(1,380,502)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	6,280	11,129	5,817	(14,370)
Total comprehensive (loss) income attributable to stockholders of Advantage Solutions Inc.	$23,709	$(1,412,768)	$(57,441)	$(1,394,872)

Basic (loss) earnings per common share	$0.05	$(4.45)	$(0.20)	$(4.33)
Diluted (loss) earnings per common share	$0.05	$(4.45)	$(0.20)	$(4.33)

Weighted-average number of common shares:	324,639,562	319,682,507	323,677,515	318,682,548
Weighted-average number of common shares, assuming dilution	340,320,151	319,682,507	323,677,515	318,682,548

Advantage Solutions Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
(in thousands)	2023	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(60,318)	$(1,377,292)	$57,549
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Noncash interest income	(7,660)	(43,785)	(8,315)
Amortization of deferred financing fees	8,292	8,860	9,250
Impairment of goodwill and indefinite-lived assets	43,500	1,572,523	—
Extinguishment costs related to repayment and repricing of long-term debt	—	—	1,569
Depreciation and amortization	224,697	233,075	240,041
Change in fair value of warrant liability	(286)	(21,236)	955
Fair value adjustments related to contingent consideration	10,362	4,774	5,763
Deferred income taxes	(80,416)	(190,754)	(10,012)
Equity-based compensation of Karman Topco L.P.	(2,524)	(6,934)	(15,030)
Stock-based compensation	42,880	39,825	39,412
Equity in earnings of unconsolidated affiliates	(5,511)	(10,609)	(10,298)
Distribution received from unconsolidated affiliates	2,100	1,826	1,465
Loss on disposal of property and equipment	3,318	644	7,162
Loss on divestitures	19,068	2,863	—
Gain on deconsolidation of subsidiaries	(58,891)	—	—
Gain on repurchases from the Term Loan Facility and Senior Secured Notes debt	(8,665)	—	—
Changes in operating assets and liabilities, net of effects from divestitures and purchases of businesses:
Accounts receivable, net	45,601	(75,688)	(215,501)
Prepaid expenses and other assets	50,626	(22,738)	(14,000)
Accounts payable	(26,175)	(17,635)	46,000
Accrued compensation and benefits	26,941	16,678	(2,363)
Deferred revenues	6,974	(11,551)	(2,694)
Other accrued expenses and other liabilities	5,082	18,412	(4,962)
Net cash provided by operating activities	238,995	121,258	125,991
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of businesses, net of cash acquired	—	(74,206)	(42,668)
Purchase of investment in unconsolidated affiliates	(3,023)	(775)	(2,000)
Purchase of property and equipment	(46,271)	(40,455)	(31,175)
Proceeds from divestitures	21,108	1,896	—
Deconsolidation of subsidiaries cash and cash equivalents and restricted cash, net of proceeds	(31,465)	—	—
Proceeds from sale of investment in unconsolidated affiliates	4,428	—	—
Net cash used in investing activities	(55,223)	(113,540)	(75,843)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under lines of credit	99,538	326,090	61,629
Payments on lines of credit	(99,102)	(326,968)	(111,736)
Proceeds from government loans for COVID-19 relief	1,339	—	2,975
Principal payments on long-term debt	(13,602)	(13,394)	(13,309)
Repurchases of Term Loan Facility and Senior Secured Notes debt	(156,559)	—	—
Proceeds from issuance of common stock	2,248	3,320	794
Payments for taxes related to net share settlement under 2020 Incentive Award Plan	(1,880)	—	—
Contingent consideration payments	(4,898)	(23,164)	(9,814)
Holdback payments	(1,886)	(11,057)	(3,989)
Purchase of treasury stock	(6,382)	—	(12,567)
Financing fees paid	—	(1,464)	(74)
Contribution from noncontrolling interest	—	5,217	—
Redemption of noncontrolling interest	(154)	(224)	(209)
Net cash used in financing activities	(181,338)	(41,644)	(86,300)
Net effect of foreign currency changes on cash	1,876	(8,179)	(3,177)
Net change in cash, cash equivalents and restricted cash	4,310	(42,105)	(39,329)
Cash, cash equivalents and restricted cash, beginning of period	138,532	180,637	219,966
Cash, cash equivalents and restricted cash, end of period	$142,842	$138,532	$180,637
SUPLLEMENTARY NON-CASH INVESTING AND FINANCING ACTIVITIES
Exchange of ownership of SPV for fair value of GSH	$15,854	$—	$—
Non-cash proceeds from divestitures	$4,283	$—	$—
Purchase of property and equipment recorded in accounts payable and accrued expenses	$1,201	$842	$759
SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest	$174,767	$126,560	$137,467
Cash received from interest rate derivatives	$28,808	$6,527	$—
Cash payments for income taxes, net	$39,007	$45,729	$40,189

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Consolidated	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in thousands)
Net income (loss)	$17,788	$(1,421,729)	$(60,318)	$(1,377,292)
Add:
Interest expense, net	45,850	40,831	165,802	104,459
(Benefit from) provision for income taxes	(16,573)	(156,860)	(29,008)	(145,337)
Depreciation and amortization	54,390	59,078	224,697	233,075
Impairment of goodwill and indefinite-lived assets	43,500	1,572,523	43,500	1,572,523
Gain on deconsolidation of subsidiaries	(58,891)	—	(58,891)	—
(Gain) loss on divestitures	(1,140)	(90)	19,068	2,863
Equity-based compensation of Karman Topco L.P.(a)	754	208	(2,524)	(6,934)
Change in fair value of warrant liability	(873)	220	(286)	(21,236)
Fair value adjustments related to contingent consideration related to acquisitions(b)	(1,229)	(674)	10,362	4,774
Acquisition and divestiture related expenses(c)	2,503	4,149	7,024	21,039
Reorganization expenses(d)	17,620	1,636	57,021	6,094
Litigation expenses(e)	855	6,157	9,519	5,357
Costs associated with COVID-19, net of benefits received(f)	(2)	2,263	3,283	7,208
Costs associated with (recovery from) the Take 5 Matter(g)	63	377	(1,380)	2,465
Stock-based compensation expense(h)	10,370	9,919	42,880	39,825
EBITDA for economic interests in investments(i)	(69)	(5,342)	(6,402)	(12,888)
Adjusted EBITDA	$114,916	$112,666	$424,347	$435,995

Sales Segment	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in thousands)
Operating (loss) income	$29,471	$(1,389,107)	$38,443	$(1,323,192)
Add:
Depreciation and amortization	36,791	40,075	154,891	161,385
Impairment of goodwill and indefinite-lived assets	43,500	1,421,719	43,500	1,421,719
Gain on deconsolidation of subsidiaries	(58,891)	—	(58,891)	—
(Gain) loss on divestitures	(1,086)	(90)	14,911	2,863
Equity-based compensation of Karman Topco L.P.(a)	552	283	(1,270)	(3,721)
Fair value adjustments related to contingent consideration related to acquisitions(b)	(1,464)	(4,442)	6,616	550
Acquisition and divestiture related expenses(c)	1,817	898	4,887	11,679
Reorganization expenses(d)	12,166	1,307	36,853	4,826
Litigation expenses(e)	223	6,157	6,860	6,057
Costs associated with COVID-19, net of benefits received(f)	5	611	369	1,412
Stock-based compensation expense(h)	5,439	6,016	23,850	24,025
EBITDA for economic interests in investments(i)	288	(5,351)	(5,764)	(13,369)
Sales Segment Adjusted EBITDA	$68,811	$78,076	$265,255	$294,234

Marketing Segment	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in thousands)
Operating income (loss)	$16,721	$(148,431)	$37,747	$(116,214)
Add:
Depreciation and amortization	17,599	19,003	69,806	71,690
Impairment of goodwill and indefinite-lived assets	—	150,804	—	150,804
(Gain) loss on divestitures	(54)	—	4,157	—
Equity-based compensation of Karman Topco L.P.(a)	202	(75)	(1,254)	(3,213)
Fair value adjustments related to contingent consideration related to acquisitions(b)	235	3,768	3,746	4,224
Acquisition and divestiture related expenses(c)	686	3,251	2,137	9,360
Reorganization expenses(d)	5,454	329	20,168	1,268
Litigation expenses (recovery)(e)	632	—	2,659	(700)
Costs associated with COVID-19, net of benefits received(f)	(7)	1,652	2,914	5,796
Costs associated with (recovery from) the Take 5 Matter(g)	63	377	(1,380)	2,465
Stock-based compensation expense(h)	4,931	3,903	19,030	15,800
EBITDA for economic interests in investments(i)	(357)	9	(638)	481
Marketing Segment Adjusted EBITDA	$46,105	$34,590	$159,092	$141,761

(a)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Karman Topco L.P. ("Topco") made to one of the equity holders of Topco and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.

(b)

Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions. See Note 9—Fair Value of Financial Instruments to our consolidated financial statements for the years ended December 31, 2023 and 2022.

(c)

Represents fees and costs associated with activities related to our acquisitions, divestitures, and related reorganization activities, including professional fees, due diligence, and integration activities.

(d)	Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(e)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(f)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(g)	Represents (i) cash receipts from an insurance policy for claims related to the Take 5 Matter; and (ii) costs associated with the Take 5 Matter, primarily, professional fees and other related costs.
(h)	Represents non-cash compensation expense related to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan.
(i)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

Advantage Solutions Inc.

Disaggregated revenues

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in thousands)	(unaudited)	(unaudited)
Sales brand-centric services	$328,983	$358,966	$1,362,612	$1,364,673
Sales retail-centric services	274,314	305,704	1,082,403	1,142,344
Total sales revenues	603,297	664,670	2,445,015	2,507,017
Marketing brand-centric services	149,473	166,063	545,243	559,218
Marketing retail-centric services	326,979	272,030	1,234,588	983,507
Total marketing revenues	476,452	438,093	1,779,831	1,542,725
Total Revenues	$1,079,749	$1,102,763	$4,224,846	$4,049,742

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

December 31, 2023
(in millions)
Current portion of long-term debt	$13.6
Long-term debt, net of current portion	1,852.8
Less: Debt issuance costs	(31.1)
Total Debt	1,897.5
Less: Cash and cash equivalents	126.5
Total Net Debt	$1,771.0

Adjusted EBITDA	$424.3
Net Debt / Adjusted EBITDA (Net Leverage) Ratio	4.2x

Investor Contacts:

Sean Choksi

sean.choksi@advantagesolutions.net

Ruben Mella

ruben.mella@advantagesolutions.net

Media Contacts:

Peter Frost

peter.frost@advantagesolutions.net